UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2013

MATTERSIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27975	36-4304577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 S. Wacker Drive, Suite 820 Chicago, Illinois	60606
(Address of principal executive offices)	(Zip Code)

(877) 235-6925

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On November 26, 2013, the Company entered into a Common Stock Purchase Agreement, attached hereto as Exhibit 10.1 (the “Purchase Agreement”), with certain accredited investors party thereto (collectively, the “Purchasers”). Under the terms of the Purchase Agreement, the Company agreed to sell, and the Purchasers agreed to purchase from the Company, up to 1,538,462 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price of $3.90 per share (the “Offering”). The aggregate net proceeds the Company expects to receive from the Offering is approximately $5.7 million. The Offering is expected to close on December 3, 2013, subject to the satisfaction or waiver of customary closing conditions.

Pursuant to the terms of the Purchase Agreement, the Company agreed to use commercially reasonable efforts to file a registration statement on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”) within 30 days following the closing of the Offering to register the resale by the Purchasers of the Shares and to cause the Registration Statement to become effective within 90 days following after the closing of the sale of Shares to the Purchasers (120 days in the event of a full review of the Registration Statement by the SEC). If the Registration Statement has not been declared effective within such time period, the Purchase Agreement provides for an initial payment of partial liquidated damages equal to 1% of the aggregate purchase price for the Shares then owned by the Purchasers, and further such payments on a monthly basis thereafter until the Registration Statement has been declared effective.

A copy of the Company’s press release announcing the transactions is attached hereto as Exhibit 99.1.

Item 3.02 Unregistered Sales of Equity Securities.

The Shares were offered and will be sold to the Purchasers under the Purchase Agreement in transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on Section 4(a)(2) thereof and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Purchasers represented that it is an accredited investor within the meaning of Rule 501(a) of Regulation D, and is acquiring the Shares for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Shares were offered without any general solicitation by the Company or its representatives.

The aggregate purchase price of the Shares is expected to be approximately $6 million. Craig-Hallum Capital Group LLC is acting as placement agent for the Offering and will receive a commission equal to 4.5% of the aggregate purchase price, for an aggregate commission of $270,000, and will be reimbursed for its reasonable out-of-pocket expenses up to $50,000.

The Shares subject to the Purchase Agreement represent 8.9% of the issued and outstanding shares of Common Stock immediately prior to the execution of the Purchase Agreement. The Company intends to use the net proceeds of the Offering for general corporate and working capital purposes.

The Shares have not been registered under the Securities Act and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor any exhibit attached hereto is an offer to sell or the solicitation of an offer to buy Shares or other securities of the Company.

Additional information regarding the Shares and the transaction is included under Item 1.01 of this report and is incorporated herein by reference.

A copy of the Company’s press release announcing the transaction is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Form of Purchase Agreement dated November 26, 2013 by and between Mattersight Corporation and the purchasers named therein.

99.1	Press Release issued by the Company on November 27, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTERSIGHT CORPORATION

Date: November 27, 2013	By:	/s/ MARK ISERLOTH
	Name:	Mark Iserloth
	Title:	Vice President and Chief Financial Officer